Exhibit 3.2(a)
FIRST SUPPLEMENT EFFECTIVE AS OF DECEMBER 20, 2007

TO THE

AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
EQUISTAR CHEMICALS, LP
(As amended through December 19, 2007)

Whereas, an Amended and Restated Limited Partnership Agreement of Equistar Chemicals, LP dated December 19, 2007 (the “Amended Partnership Agreement”) was entered into by and among Lyondell LP4 Inc., a Delaware corporation (“Lyondell LP4”), Lyondell Petrochemical L.P. Inc., a Delaware corporation  (“Lyondell LP”), Millennium Petrochemicals GP LLC, a Delaware limited liability company (“Millennium GP”), Millennium Petrochemicals Partners, LP, a Delaware limited partnership (“Millennium LP1”), Lyondell (Pelican) Petrochemical L.P.1, Inc., a Delaware corporation (“Lyondell (Pelican) LP1”) and Lyondell LP3 Partners, LP, a Delaware limited partnership (“Lyondell LP3”).

Whereas, pursuant to Section 2.4 of the Amended Partnership Agreement, on December 20, 2007, Lyondell LP4, Lyondell LP, Lyondell (Pelican) LP1, and Lyondell LP3 made Unilateral Contributions.

Whereas, such Unilateral Contributions affect the Units and Capital Accounts of the Partners in the Partnership.

Whereas, the Unilateral Contributions and final 2007 operating results of the Partnership require other amendments to the agreements among the Partners.

Now, therefore, in consideration of the premises and the mutual covenants of the parties hereto, it is hereby agreed as follows, effective on December 20, 2007 (the “Supplemental Effective Time”):

1.           Unless otherwise stated, the definitions of capitalized terms used in this Agreement, including the schedule or appendices hereto, are set forth in Appendix A to the Amended Partnership Agreement.

2.           The attached Supplemental Schedule 2.1 sets forth the Unilateral Contributions, revised total number of Units of each Partner following such Contributions, and Revalued Capital Accounts of the Partners as of the Supplemental Effective Time.  Such Supplemental Schedule 2.1 reflects the operation of Section 2.4 of the Amended Partnership Agreement.  Such revalued Capital Accounts reflect the provision in the definition of Book Value requiring Book Values to be adjusted to equal their respective gross fair market values upon the occurrence of the Unilateral Contributions as an event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(i).

          3.           The undersigned hereby amend Section 8.6(b) of the Amended Partnership Agreement to strike “$500 million” in the second sentence and replace it with “$750 million”.  Millennium Petrochemicals Inc. further replaces its Millennium Indemnity in the amount of $300 million dated December 19, 2007 with a further indemnity in the amount of $600 million effective as of the Supplemental Effective Date.

4.           The undersigned hereby amend Section 4.1 of the Amended Partnership Agreement to provide the following additional subsection 4.1(h) effective as of the Supplemental Effective Date:

In the event that the combined share of liabilities of the Partnership for Millennium GP and Millennium LP is less than $550 million as of December 31, 2007 for purposes of Section 752 of the Code, then for the year 2007, items of revenue otherwise allocable to Lyondell LP, Lyondell LP3, Lyondell LP4, and Lyondell (Pelican) LP1 (the “Non-Millennium Partners”) in the amount of $250 million shall instead be allocated to Millennium LP and Millennium GP pro rata. Further, in the event any allocation is made under the preceding sentence, if during any 12 month period the Partnership sells, distributes to Partners, or otherwise disposes of more than 80% in value of the assets it owned at the beginning of such year, $250 million of any gain otherwise allocable to the Non-Millennium Partners shall instead be allocated to the Millennium LP and Millennium GP pro rata.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of each of the parties hereto on or before April 15, 2008, by their respective officers thereunto duly authorized, effective as of the Supplemental Effective Time.

GENERAL PARTNERS

MILLENNIUM PETROCHEMICALS GP LLC

By:           Millennium Petrochemicals Inc., its Manager

                                By:           /s/ Edward J. Dineen
Edward J. Dineen
Vice President

LYONDELL LP4 INC.

                                By:           /s/ Allen C. Holmes
Allen C. Holmes

Vice President

[Signature Page for the First Supplement to Amended and Restated Limited Partnership Agreement]

LIMITED PARTNERS

LYONDELL PETROCHEMICAL L.P. INC.

By:           /s/ Allen C. Holmes
Allen C. Holmes
Vice President

LYONDELL (PELICAN) PETROCHEMICAL L.P.1, INC.

By: /s/ Allen C. Holmes
Allen C. Holmes
Vice President

LYONDELL LP3 PARTNERS, LP

By:            Lyondell LP3 GP LLC its general partner

                                By: /s/ Francis P. McGrail
Francis P. McGrail

President and Treasurer

MILLENNIUM PETROCHEMICALS PARTNERS, LP

By:           Millennium Petrochemicals GP, LLC

its general partner

By:          Millennium Petrochemicals Inc.,

its Manager

By: /s/ Edward J. Dineen
      Edward J. Dineen
      Vice President

[Signature Page for First Supplement to Amended and Restated Limited Partnership Agreement]

SUPPLEMENTAL SCHEDULE 2.1

December 20, 2007 Effective Items

Partner	Unilateral Capital Contributions	Revalued Capital Account	Revised Total Units
Lyondell LP4	$ 19,835,726	$ 56,381,500	1,267
Lyondell LP	822,647,701	2,293,619,000	51,542
Lyondell (Pelican) LP1	80,014,633	374,734,500	8,421
Lyondell LP3 Partners, LP	780,813,378	2,115,797000	47,546

Millennium GP	0	26,255,000	590
Millennium LP	0	1,286,495,000	28,910

Total	$1,703,311,438	$6,153,282,000	138,276